Exhibit 99.1

Exicure, Inc. Announces Investment in Korean SNS Platform Cyworld

CHICAGO, IL. — May 4, 2023 — Exicure, Inc. (Nasdaq: XCUR), historically an early-stage biotechnology company focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets, today announced that it has invested in Cyworld Z Co. Ltd. ("Cyworld Z"), the operator of a Korean SNS platform "Cyworld" through the purchase of $1 million aggregate principal amount of convertible bonds issued by Cyworld Z. This investment is part of Exicure’s strategy to explore strategic alternatives to maximize stockholder value.

According to Cyworld Z, Cyworld is a leading SNS platform in Korea with 32 million members, whose app was released in April 2022 and became the most downloaded app in Korea's app market, ranking first for 9 months. Cyworld Z has also indicated that Cyworld has attracted $10 million in investments from major Korean IT companies such as NHN Bugs and leading K-culture companies such as Chorokbaem Media.

About Exicure

Exicure, Inc. has historically been an early-stage biotechnology company focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets. Following its recent restructuring and suspension of clinical and development activities, the Company is exploring strategic alternatives to maximize stockholder value, both with respect to its historical biotechnology assets and more broadly. For further information, see www.exicuretx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical fact may be deemed forward looking including, but not limited to, statements regarding: the Company’s current business plans and objectives, including the pursuit of strategic alternatives to maximize stockholder value. Words such as “plans,” “expects,” “will,” “anticipates,” “continue,” “advance,” “believes,” “target,” “may,” “intend,” “could,” and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on March 27, 2023, as updated by the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information or to publicly announce the results of any revisions to any of such statements to reflect future events or developments, except as required by law.

Media Contact:
Karen Sharma
MacDougall
781-235-3060
ksharma@macdougall.bio

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